                                   Exhibit 11

                            SEATTLE FILMWORKS,  INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                                             Third Quarter Ended          Nine Months Ended
                                                          -------------------------   -------------------------
                                                           June 28,      June 29,      June 28,      June 29,
                                                             1997          1996          1997          1996
                                                          ===========   ===========   ===========   ===========

COMPUTATION OF PRIMARY EARNINGS PER SHARE:
------------------------------------------

Weighted average shares outstanding                        16,307,920    16,218,260    16,288,367    16,150,165

Net effect of dilutive stock options based on the
 treasury stock method using average market price           1,421,315     1,560,532     1,492,815     1,566,425
                                                          -----------   -----------   -----------   -----------

Total shares and equivalents                               17,729,235    17,778,792    17,781,182    17,716,590
                                                          ===========   ===========   ===========   ===========

Net income                                                $ 2,792,277   $ 2,241,906   $ 5,295,121   $ 3,696,078
                                                          ===========   ===========   ===========   ===========

PRIMARY EARNINGS PER SHARE                                $       .16   $       .13   $       .30   $       .21
                                                          ===========   ===========   ===========   ===========

COMPUTATION OF FULLY DILUTED
----------------------------
EARNINGS PER SHARE:
-------------------

Weighted average shares outstanding                        16,307,920    16,218,259    16,288,367    16,150,166

Net effect of dilutive stock options based on the
 treasury stock method using the higher of quarter-end
 market price or average market price                       1,448,762     1,560,533     1,495,831     1,567,164
                                                          -----------   -----------   -----------   -----------

Total shares and equivalents                               17,756,682    17,778,792    17,784,198    17,717,330
                                                          ===========   ===========   ===========   ===========

Net income                                                $ 2,792,277   $ 2,241,906   $ 5,295,121   $ 3,696,078
                                                          ===========   ===========   ===========   ===========

FULLY DILUTED EARNINGS PER SHARE                          $       .16   $       .13   $       .30   $       .21
                                                          ===========   ===========   ===========   ===========

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Note - All share data has been retroactively restated to reflect a three-for-two stock split effected in the form of a stock dividend on March 17, 1997.